As Filed with the Securities and Exchange Commission on April 9, 1999
                                                     Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                    Under the
                             SECURITIES ACT OF 1933

                           UNIGRAPHICS SOLUTIONS INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                            75-2728894
   (State or Other Jurisdiction of                             (I.R.S. Employer
   Incorporation or Organization)                            Identification No.)

                              13736 Riverport Drive
                      Maryland Heights, Missouri 63043-4826
                  (Address, including zip code, of Registrant's
                          principal executive offices)

                     UNIGRAPHICS SOLUTIONS INC. 401(k) PLAN
                            (Full Title of the Plan)




                                 John J. Mazzola
                      President and Chief Executive Officer
                           Unigraphics Solutions Inc.
                              13736 Riverport Drive
                      Maryland Heights, Missouri 63043-4826
                                 (314) 344-5900
                      (Name, address and telephone number,
                   including area code, of agent for service)


                           --------------------------

                                           CALCULATION OF REGISTRATION FEE
-------------------------- ---------------------- ----------------------- ----------------------- -----------------------
                                                     Proposed Maximum         Proposed Maximum
Title of Securities          Amount to be             Offering Price          Aggregate Offering        Amount of
to be Registered             Registered                 Per Share(1)             Price (1)           Registration Fee
-------------------------- ---------------------- ----------------------- ----------------------- -----------------------
-------------------------- ---------------------- ----------------------- ----------------------- -----------------------

 Class A Common Stock,         200,000 shares           $15.40625                $3,081,250                $857
 par value $0.01 per
 share (2)
 -------------------------- ---------------------- ----------------------- ----------------------- -----------------------


(1) Estimated solely for the purpose of calculating the registration fee, and based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 7, 1999 in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.
(2) Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  Unigraphics Solutions Inc. (the "Company" or the "Registrant") hereby incorporates by reference into this Registration Statement the following documents:

                  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

                  (b) The description of the Class A Common Stock as contained in the Company's Registration Statement on Form 8-A dated May 21, 1998, which incorporates by reference the section entitled "Description of Capital Stock" contained in the Prospectus filed as part of the Company's Registration Statement on Form S-1 (File No. 333-48261).

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                  Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  Not Applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

                  J. Randall Walti, General Counsel of the Company, has rendered an opinion as to the legality of the Class A Common Stock being registered hereby. Mr. Walti owns 1,150 shares of Class A Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify directors and officers and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved because such person is a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. No indemnification shall be made to an officer or director or other qualified individual if such person shall have been adjudged to be liable to the corporation unless such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interest of the corporation and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, determined that despite the adjudication of liability such person is fairly and reasonably entitled to such indemnification. If such person is successful on the merits or otherwise in defense of any action, Section 145 of the DGCL provides that such person shall be indemnified against expenses including attorneys' fees actually and reasonably incurred by that person in connection therewith. Section 102(b)(7) of the DGCL provides that the liability of a director may not be limited or eliminated for the breach of such director's duty of loyalty to the corporation or its stockholders, for such director's intentional acts or omissions not in good faith, for such director's concurrence in or vote for an unlawful payment of a dividend or unlawful stock purchase or redemption or for any improper personal benefit derived by the director from any transaction.

                  The Company's Certificate of Incorporation provides that a director shall not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of such provision shall not adversely affect any right or protection of a director existing under such provision for any act or omission occurring prior to such amendment or repeal.

                  The Company's Bylaws provide that the Company will indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The Company's Bylaws further provide that the Company may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

                  The indemnification referred to in the preceding paragraph will be from and against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom. However, such indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the preceding two sentences, in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (a) the indemnification referred to in this paragraph will be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (b) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the Company unless, and only to the extent that, the Delaware Court of Chancery (or the court in which such action or suit was brought) determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery (or such other court) deems proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonable incurred by him or her in connection therewith. Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Company. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

                  The indemnification described in the preceding two paragraphs will not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person.

                  The Company will maintain insurance on behalf of any person who is or was or has agreed to serve at the request of the Company as a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against, and incurred by, him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the Bylaws; provided, however, such insurance must be available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

                  The Company has entered into Indemnification Agreements (the "Indemnification Agreements") with its directors and certain of its officers

(the "Indemnitees"). Under the terms of the Indemnification Agreements, the Company has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which the Company has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of the Company (any such status being hereinafter referred to as a "Corporate Status"), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a "Proceeding"), other than a Proceeding by or in the right of the Company, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

                  Furthermore,   under   the   terms   of  the   Indemnification
Agreements, the Company has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of the Company or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by the Company of a written request from such Indemnitee for such payment. In each of the Indemnification Agreements, the Indemnitee has agreed that he or she will reimburse and repay the Company for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by the Company against such expenses. The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a "Change in Control" (as defined in the Indemnification Agreements) of the Company.

                  The above discussion of the Company's Certificate of Incorporation and Bylaws, the Indemnification Agreements and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statute.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.  EXHIBITS.

                  Reference is made to the Exhibit Index filed herewith.

ITEM 9.  UNDERTAKINGS.

                  (a)      The undersigned Registrant hereby undertakes:

                           (1) To file,  during  any  period in which  offers or
                  sales are being made, a post-effective amendment to this Registration Statement:

                                    (i)     To include any prospectus required
                  by Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the  prospectus any facts
                  or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

                                    (iii) To include  any  material  information
                  with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant

                  Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maryland Heights, State of Missouri on March 31, 1999.

                                     UNIGRAPHICS SOLUTIONS INC.


                                     By:    /s/ John Mazzola
                                        ----------------------------------------
                                          John J. Mazzola
                                          President and Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 31, 1999 by the following persons in the capacities indicated.

         Signature                       Title                        Date


   /s/ Jeffrey M. Heller      Chairman of the Board of Director   March 31, 1999
----------------------------
    Jeffrey M. Heller


   /s/ Gary B. Moore          Vice Chairman of the Board of       March 31, 1999
----------------------------  Director
     Gary B. Moore


   /s/ John Mazzola           President, Chief Executive Officer  March 31, 1999
----------------------------  and Director (Principal Executive
    John J. Mazzola           Officer)



   /s/ Douglas E. Barnett     Vice President and Chief Financial  March 31, 1999
----------------------------  Officer and Secretary (Principal
    Douglas E. Barnett        Financial and Accounting Officer)


   /s/ John A. Adams          Director                            March 31, 1999
----------------------------
      John A. Adams

   /s/ J. Davis Hamlin        Director                            March 31, 1999
----------------------------
      J. Davis Hamlin


   /s/ Leo J. Thomas          Director                            March 31, 1999
----------------------------
       Leo J. Thomas


   /s/ William P. Weber       Director                            March 31, 1999
----------------------------
       William P. Weber


         The Plan

                  Pursuant to the requirements of the Securities Act of 1933, the Unigraphics Solutions Inc. 401(k) Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Maryland Heights, State of Missouri, on March 31, 1999.

                                        Unigraphics Solutions Inc. 401(k) Plan

                                        By:  /s/ John Mazzola
                                           -------------------------------------
                                           John J. Mazzola
                                           President and Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 31, 1999 by the following persons as members of the Compensation Committee of the Board of Directors of the Registrant, the Committee thereunto duly appointed with full power and authority to construe, interpret and administer the Plan in the capacities and on the dates indicated.

Signatures                         Title                          Date


   /s/ William P. Weber            Director                       March 31, 1999
------------------------------
      William P. Weber


  /s/ Leo J. Thomas                Director                       March 31, 1999
------------------------------
     Leo J. Thomas

                                  EXHIBIT INDEX

Exhibit
Number             Description of Exhibits
--------          -------------------------


4.1       Unigraphics Solutions Inc. 401(k) Plan.

5.1       Opinion of Randy Walti, General Counsel of Unigraphics Solutions Inc.

23.1      Consent of KPMG LLP.

23.2      Consent of J. Randall Walti, General Counsel (included in Exhibit 5.1)



                  The Registrant hereby undertakes that it will submit or has submitted in a timely manner the Plan and any amendment thereto to the Internal Revenue Service for purposes of obtaining a determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan.